                           JOINT VENTURE AGREEMENT


        THIS JOINT VENTURE AGREEMENT made and entered into this 31st day of December, 1993, by and between Regency Development, Inc., a Florida corporation (the "Regency"), a wholly-owned subsidiary of Regency Homes, Inc., a Florida corporation, and Oriole Joint Venture, Limited, a Florida limited partnership (the "Oriole Subsidiary"), of which Oriole Limited, Inc., a Florida corporation is the general partner. Oriole Limited, Inc., is a wholly-owned subsidiary of Oriole Homes Corp.

                              W I T N E S S E T H:

        WHEREAS, Regency has acquired rights to certain real property referred to herein as Emerald Springs, but requires additional capital to purchase and develop the Emerald Springs property; and

        WHEREAS, Oriole Homes Corp. through its affiliates desires to provide capital funding to Regency; and

        WHEREAS, Regency and Oriole are entering into this agreement to define their respective rights and obligations; and

        WHEREAS, the parties are entering into this agreement for the development of the real property described in Exhibit "A" and to construct dwelling units thereon, and to develop, and sell the dwelling units and/or developed sites to others.






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    NOW THEREFORE, the parties hereto hereby agree as follows:

    SECTION 1 -  The Joint Venture and its Purpose.

    A. Name. The Joint Venture shall henceforth be known as "Emerald Springs at Silver Lakes." The Joint Venture will prepare, publish and file a fictitious name registration in accordance with the laws of the State of Florida.

    B. Limitation of Joint Venture. The parties hereto are associating themselves in this Joint Venture solely for the purposes hereof, and shall not be considered partners, nor shall the entity be considered a partnership, except for federal income tax purposes. No party shall have any right or authority to bind any other party or to incur any obligations on behalf of the Joint Venture except as expressly provided herein.

    C. Purpose. The initial purpose of this Joint Venture shall be to develop the real property known to the parties as Emerald Springs a legal description of which is attached hereto as Exhibit "A" and to construct and sell dwelling units thereon (collectively, the "dwelling units").

    Regency grants to the Joint Venture the rights to Emerald Springs.

    Any property acquired in the names of the Joint Venture shall be referred to herein as the "Premises".





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    Emerald Springs may be referred to herein as the "Project".

    In the event that the Joint Venture shall sell, transfer, or convey any of the Premises in exchange for other real property (the "Acquired Property") such Acquired Property shall be developed in accordance with the terms and conditions of this Joint Venture Agreement.

    In addition, the purpose of the Joint Venture shall include engaging in all activities reasonable or necessary to accomplish the construction and sale of the dwelling units, at Emerald Springs.

    D. Place of Business. Location of the principal place of business shall be Regency Homes, Inc., 2826 University Drive, Coral Springs, Florida 33065.

    E.   Term.  The Joint Venture shall continue until December 31,
1998, unless earlier terminated. The Joint Venture shall not be terminated by the bankruptcy or insolvency of any party hereto in accordance with Section 11 hereof or the assignment by a party of its interest herein pursuant to Section 13 hereof.

    SECTION 2 - Contributions and Lines of Credit

    A.   Contributions to Date.

    Oriole has made a contribution of $50,000 as capital and $1,350,000 as a loan to the Joint Venture. Regency has made





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a contribution of $5,000 as capital and will make a $135,000 loan to the Joint
Venture on or before May 15, 1994.


    B.   Future Capital Requirements of the Joint Venture.

         1. The Joint Venture may be required to provide certain performance bonds and other bonds and sureties required by various governmental authorities. Regency hereby agrees that it will provide all bonds or letters of credit required to satisfy such obligations or shall cause such bonds or letters of credit to be provided at the expense of the Joint Venture.

         2. Regency has used its best efforts including its corporate guarantees to arrange for acquisition, development, take-out, and working capital loans on terms that are mutually satisfactory to the Joint Venturers in amounts sufficient to develop the Project.

    SECTION 3 - Obligations and Compensation of Regency.

    A.   Pre-Construction Responsibilities.

         1. Regency has obtained the approval of all appropriate governmental authorities necessary to obtain development and building permits for the Project. Oriole Subsidiary has approved all site plans, schematic drawings, plans and specifications, working drawings, and marketing and economic feasibility studies as provided for in Section 3(A)(3) hereof (the "Project Documentation").





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         2.   Regency, on behalf of the Joint Venture, has prepared, or
cause to be prepared, all other documentation and plans, as is reasonably required to complete the Project and Oriole Subsidiary has approved such documentation. Regency has obtained all governmental approvals therefor. The cost of all documentation, and the obtaining of all approvals, is an expense of the Joint Venture.


    B.   Construction Obligations.

         1. Regency shall be responsible for coordinating, supervising, inspecting, expediting and controlling the construction of the Project to completion in accordance with this Joint Venture Agreement, including but not limited to: (a) obtaining all necessary governmental approvals not heretofore obtained; (b) employing qualified and competent general contractor, contractors and subcontractors, job superintendent, and other personnel as necessary; (c) controlling and supervising ongoing land development, including landscaping, sewer, water, utilities, and other infrastructure; and (d) overseeing the construction of the Project in accordance with the Project Documentation.

         2. Regency has provided Oriole Subsidiary with a full and complete itemized budget (the "Approved Project Budget") setting forth all of the anticipated costs to be incurred in order to construct and market, and sell the dwelling units





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thereon.  This budget has been approved by Oriole Subsidiary and shall be designated the "Approved Project Budget" which is attached hereto as Exhibit "B". The Approved Project Budget shall be revised as required according to
Section 3(B)(4)(ii)(c) hereof, or when development plans have materially altered, and when so revised shall be submitted to Oriole Subsidiary for approval. This process shall continue so that there will at all times be a current Approved Project Budget.

         3. The budget shall provide for all items required to acquire and develop the Project, and construct and sell the dwelling units including, but not limited to, the following: land costs, engineering, architectural, market and feasibility studies, attorneys and accountant fees, permits, licenses, building supplies and labor, debt service of principal and interest, job superintendent, sales manager and staff, advertising and marketing expenses, cost of sales center, furnishing of model units, and travel and direct expenses incurred by Regency, all of which shall be approved expenses of the Joint Venture.

    The parties hereby agree that with respect to travel and other direct expenses incurred by Regency and paid for by the Joint Venture, such items shall be reviewed and be a part of the Approved Project Budget. When appropriate, such expenses shall be allocated pro rata among the entities benefiting from such





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expenses, so that the Joint Venture pays only its proportionate share of such costs.

         4. Regency shall be specifically responsible for the following services:

              (i) Compliance with Law. Regency shall give all notices and utilize its best efforts to ensure compliance with all laws, ordinances, rules and regulations bearing upon the Project.

              (ii) Construction. (a) Regency shall oversee the construction of the Project so that the Project is completed in the most expeditious and economical manner consistent with projected and actual sales, the Approved Project Budget, the Project documentation, good workmanship and the best interests of the Joint Venture.

                   b) The Joint Venturers shall keep such records as are reasonably necessary for: (i) fulfillment of their responsibilities under this Agreement and (ii) maintenance of full and complete accounting records together with such documentation as may be necessary for the proper financial management of the Project. The Joint Venturers shall provide each other with periodic reports, a list of which is attached hereto as Exhibit "C" and incorporated herein by reference, which list indicates the Joint Venturers responsible for each report.





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                   c)   All work and materials on the Project shall be
performed, and obtained, respectively pursuant to appropriate contracts at prices designated in the Approved Project Budget for such phase. In order to facilitate the development process and avoid unnecessary delays, the parties hereby agree as follow:

    Upward cost deviations that reduce the projected profits of the Project, prior to any distributions of fees, by less than 25% in the aggregate, may be approved by Regency without the consent of Oriole Subsidiary. Cost deviations resulting from borrowings or any other budget item subject to floating, rather than fixed-rate terms, shall not be counted in computing the limit. In the event that upward cost deviations exceed the aforesaid limitation, then the parties shall mutually determine a new Approved Project Budget. The new Approved Project Budget shall then be subject to a 25%, in the aggregate, limitation on upward cost deviations that result in a reduction of profit of the Project, prior to a distribution of fees. In all such situations Regency shall notify Oriole Subsidiary as soon as reasonably possible after it becomes aware of any actual or potential cost overruns from the Approved Project Budget.

              (iii) Marketing Supervision. Regency shall be entitled to receive a marketing supervision fee, (the "Marketing Supervision Fee") for services in developing programs for the marketing of dwelling units and supervising the overall marketing





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and sales program.  Regency's Marketing Supervision Fee shall be an amount equal to six (6%) percent of the gross sale price of all or other dwelling units sold, and shall be earned and paid to Regency on the last day of the month following the month of closing of each such dwelling unit or developed lot.

         5. Insurance. Regency, on behalf of the Joint Venture, shall require each contractor and subcontractor employed on the Project to procure and maintain, at such contractor's or subcontractor's own cost and expense, during the performance of such labor: (i) a policy of Workers' Compensation Insurance for the protection of such contractor's or subcontractor's employees, including executive, managerial, and supervisorial employees, and a comprehensive liability policy for personal injury and property damage caused by such contractor or subcontractor or its officers, agents or employees in an amount not less than $300,000 in the aggregate and $300,000 per occurrence with the Joint Venture, Regency and Oriole Subsidiary named as additional insureds.

    Further, Regency shall obtain through competitive bidding from insurance companies having a rating of A+ according to Best's Insurance Guide and maintain in the name of the Joint Venture during the course of this
Agreement:





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              (i)   a policy of Worker's Compensation Insurance for the
protection of such of its employees as are engaged in any work required to be performed hereunder;

              (ii) a comprehensive liability policy insuring the Joint Venture, Regency, and Oriole Subsidiary and their respective officers and directors for personal injury and property damage in an amount of not less than $2,000,000 for bodily injury and $1,000,000 for property damage per occurrence; and

              (iii) builder's risk insurance and fire and extended coverage insurance as required to insure the Project being constructed and all material delivered to the site for their full insurable value against loss or destruction during the course of construction and upon completion by fire, elements, vandalism or malicious mischief, and other risks generally covered by such insurance. The loss payable endorsement under such policy shall name any beneficiary or a deed of trust or comparable mortgage instrument providing interim financing; and

              (iv) fidelity bonds on all employees with authority to execute checks and receive, hold, and disburse funds on behalf of the Joint Venture.

         6. Payments for Labor and Materials. Regency shall require lien releases for labor performed and materials furnished





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to the Project.  The bills shall be approved by Regency in accordance with the
Approved Project Budget and promptly paid.

         7.   Compensation to Regency.

              As a fee for its services to the Project Regency shall receive a fee based upon the net profits from the Project. Regency shall be entitled to ninety (90%) percent of the net profits from the Project after the payment of the fees to Oriole Subsidiary as set forth in Section 4 and the marketing fee to Regency as set forth in Section 4(iii). It is understood that in the event their is no profits after the payment of the fees to Oriole Subsidiary, there will not be fees to Regency.

    SECTION 4  - Obligations and Compensation of Oriole
    SUBSIDIARY.

    Oriole Subsidiary must diligently review and approve pertinent documents, attend management meetings, and use its best efforts to assist the Joint Venture as provided in Section 6 hereof. In the event that Regency submits budget revisions, plans, specifications, development proposals or other documents hereunder to Oriole Subsidiary, Oriole Subsidiary shall promptly review same, and respond to Regency within ten (10) business days indicating their approval or disapproval, all subject to Section 5(D) hereof. Oriole Subsidiary holds itself available to consult with Regency and the Joint Venture on construction activities and marketing efforts.





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    As a fee for these services Oriole Subsidiary shall receive from the
Project $4,000 from the sale of each developed lot or dwelling unit which fee shall be paid on the last day of the month following the month of closing of each dwelling unit or developed lot.

    SECTION 5 - Management.

    A. Authority. Except as may be specifically provided otherwise herein, Regency shall have exclusive authority to direct and manage the business of this Joint Venture on a day-to-day basis. Notwithstanding anything in the foregoing to the contrary, Oriole Subsidiary retains management responsibilities of a critical and material nature. All of the following actions shall require unanimous approval of Regency and the Oriole Subsidiary.

         1. Sell, exchange, lease, assign or transfer any interest in the Project or grant any options with respect to the Project except for sales in accordance with sales prices and terms previously approved by Oriole Subsidiary;

         2.   Hypothecate or mortgage the Project or any portion thereof;

         3. Authorize any work for the construction of improvements or supply of material for the Project except in





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accordance with the limitations imposed by Section 3(B)(2) hereof; and/or

         4.   Make any assignment for the benefit of creditors.

    B. Time Limitations. Regency shall devote such of its time and attention to its responsibilities under this Agreement as is required to diligently manage the business of this Joint Venture.

    C. Meetings and Review Procedure. The Joint Venturers shall meet not less often than monthly, notice of which shall be given by Regency at least three (3) business days prior to such meeting date. At such meeting, Regency will provide current project information, review any revisions to, or deviations from, the Approved Project Budget, and any plans or agreements which by the terms of this Joint Venture Agreement require the approval of Oriole Subsidiary, and the progress and problems, if any, with respect to any contractor or subcontractor. In addition, all marketing and financing approvals required pursuant to Section 6 hereof shall be made at such time, provided that the information required to make such decisions has been provided to Oriole Subsidiary not less than ten (10) business days prior to such meeting.

    D. Approval. Whenever approval of a Joint Venturer is required under the terms of this Agreement, such approval shall not be unreasonably withheld, and shall be promptly given. If no





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response is given within ten (10) business days, approval shall be deemed to have been given.

    Oriole Subsidiary hereby acknowledges and agrees that management decisions for real estate development must frequently be made quickly in order to be effectively implemented. It is the intention of the parties that whenever possible Oriole Subsidiary will render its approval or disapproval as promptly as possible, but in no event later than ten (10) business days after such approval is requested. When Regency identifies a particular approval as requiring expedited decision making, Oriole Subsidiary hereby agrees to use its best efforts to respond as diligently and quickly as possible, and to take whatever actions can be taken to accelerate its review and approval process.

    SECTION 6 - Marketing and Financing.

    Regency has provided and Oriole Subsidiary has approved the marketing program, pricing, financing, budget and policies to be followed in connection with selling units within the Project. Such programs and policies shall be periodically reviewed by the Joint Venturers. It is contemplated that the sale of the dwelling units may involve employment by the Joint Venture of outside marketing consultants, real estate agents, real estate brokers, or other professionals involved in marketing, financing, and selling dwelling units, all of whom may be retained to





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evaluate or implement the marketing programs or policies of the Joint Venture.

    Regency and Oriole Subsidiary shall use their respective best efforts to obtain permanent financing for the purchase of units within the Project at then current market rates. All marketing and financial commitments have been approved by both Regency and Oriole Subsidiary.

    SECTION 7 - Books and Records

    The books and records of the Joint Venture shall be maintained by Regency at the expense of the Joint Venture. Such reports shall be prepared on an annual basis in accordance with generally accepted accounting principles. Oriole Subsidiary or its representatives shall have the right during normal business hours at all times to inspect, copy and audit such books of account and all other records of the Joint Venture.

    In order to insure an orderly and timely flow of financial information, the parties have agreed on the data and reports to be transmitted and the time period in which such data and reports are to be transmitted, such agreement being evidenced by Exhibit "C", which is attached hereto and incorporated herein by reference.

    Within 75 days subsequent to the close of each Joint Venture fiscal year (December 31), the Joint Venture shall provide





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
federal and state Partnership Income Tax Returns. Within 45 days subsequent to the close of the audit year the Joint Venture shall provide audited financial statements prepared by the certified public accountants of the Joint Venture (which is presently Grant Thornton), who shall be selected by Oriole Subsidiary. The Joint Venture shall also furnish to the parties a final audited statement on or before 45 days after termination of the Joint Venture. All audited financial statements of the Joint Venture shall be prepared in accordance with generally accepted accounting principles using the accrual method of accounting. Any profits shall be recognized for accounting purposes at the time of closing of the sale of the dwelling units being sold by the Joint Venture. In each tax return filed on behalf of the Joint Venture, all optional methods of treatment and all possible elections shall be so made as to result in the lowest taxable income for such return then filed. All expenses, costs and fees of the certified public accountants of the Joint Venture shall be an expense of the Joint Venture.

    All monies received by the Joint Venture shall be deposited in a Joint Venture bank account or accounts and all payments to be made by the Joint Venture shall be made only by checks drawn on said account or accounts. Such checks contemplated by the Pre-Approved Budget may be signed by a designated representative from Regency. All checks outside of the Pre-Approved Budget





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shall be signed by both a designated representative from Regency and the Oriole
Subsidiary.

    Notwithstanding the foregoing, Sun Bank/South Florida, N.A. may honor, rely and pay any checks presented for payment drawn on the Joint Venture Account at Sun Bank/South Florida, N.A. signed by any one person designated on its signature card.

    SECTION 8 - Project Expenses

    A. All costs and expenses incurred by the Joint Venturers in connection with their responsibilities hereunder and in connection with the construction of the Project and sale of the dwelling units including, but not limited to, marketing fees, advertising, sales promotion, sales presentation, maintenance of a trailer, on-site trailer and personnel expenses, insurance, taxes, commissions, and debt service on the construction loan shall be expenses of the Joint Venture. No Joint Venturer nor any of their employees or agents shall receive any salary, fees, commissions, overhead payments or other compensation, other than specifically provided in this Joint Venture Agreement, for any services rendered in connection with the Project.

    B. In connection with the development of the Project, and sale of the dwelling units, Regency may retain on behalf of the Joint Venture a job superintendent, project manager, accountants, sales manager, salesmen, and similar personnel, all at the cost of the Joint Venture. Oriole Subsidiary hereby acknowledges that Regency or its affiliates are engaged in the development of additional projects in the South Florida area. As a result,





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whenever appropriate and possible, Regency shall divide certain expenses, including personnel, among several projects in proportion to the use by, or benefit to, the respective projects of such personnel or other items, thereby minimizing cost to this Joint Venture.

    Regency shall be entitled to reimbursement for direct travel and other expense, incurred in connection with the performance of its obligations hereunder, and it is entitled to reimbursement for general and administrative overhead and executive salaries, including the salary of Ben L. Martz or his successor(s) up to the amounts provided in the Approved Project Budget.

    SECTION 9 - Preferred Return on Loans.

    Regency and Oriole Subsidiary shall be paid a quarterly return of ten (10%) percent per annum on the loan amounts advanced to the Joint Venture. The loans shall be evidenced by promissory notes in the form of Exhibit "D". Regency Homes, Inc. shall guarantee and, if due, will promptly pay such interest amounts.

    SECTION 10 - Distributions

    A. Upon the request of either Joint Venturer, each Joint Venturer shall be entitled to receive, for each fiscal year of the Joint Venture, an amount equal to fifty percent (50%) of its share of the cumulative profit of the Joint Venture. Said distributed amount shall be reduced by amounts previously paid to the Joint Venturers pursuant to this Section 10(A). If, as a





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result of said reduction, the distributed amount is less than zero, then the
Joint Venturer with such negative balance agrees to repay to the Joint Venture an amount sufficient to bring the distributed amounts to a zero balance. In no event shall the amount of the repayment exceed the amounts distributed to such Joint Venturer pursuant to this Section 10(A). Said amounts shall be repaid within fifteen (15) days after the determination that a balance exists requiring the Joint Venturer to bring the distributed amounts to a zero balance.

    B. Any net cash available for distribution held by the Joint Venture and not required for the purposes of its business, as computed at the end of the Project, derived from the proceeds of sale of dwelling units or real property, shall be paid and distributed as follows:

         (i) First, to the repayment of the debts, obligations, and liabilities of the Joint Venture.

         (ii) Next, to the establishment of any reserves which the Joint Venturers deem reasonably necessary for contingent, unmatured, or unforeseen liabilities or obligations of the Joint Venture.

         (iii) Next, to the Oriole Subsidiary, until such time as any acquisition, or working capital loans has been repaid.





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
         (iv) Next, to Regency until such time as any acquisition, or working capital loans have been repaid.

         (v) Next, to Oriole Subsidiary and Regency until such time as their respective capital contributions have been repaid.

         (vi) The balance, if any, shall be distributed fifty percent (50%) to Oriole Subsidiary and fifty percent (50%) to Regency.

    SECTION 11 - Termination of Joint Venturer

    In the event that any Joint Venturer (the "Defaulting Joint Venturer") is unable or unwilling to substantially perform its material obligations hereunder, except in the event of Force Majeure, then the Non-Defaulting Joint Venturer may purchase the Defaulting Joint Venturer's interest, provided however, that such purchase right is exercised in good faith and in accordance with this Joint Venture Agreement. A Joint Venturer shall be conclusively deemed to be unable or unwilling to perform its material obligations hereunder under the following circumstances, which are exemplary but not exclusive: (i) any Joint Venturer shall become insolvent or subject to bankruptcy proceedings, which insolvency or proceedings are not resolved favorably to the affected Joint Venturer, within ninety (90) days of their commencement; or (ii) except in accordance with Section 13 hereof, in the event any Joint Venturer shall sell all, or





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substantially, all of its assets, or all or substantially all of its shares or in the event that Regency shall sell, transfer, or assign its interest to any person, firm, or entity other than a Regency affiliate, without the prior written approval of both Joint Venturers.

    The Non-Defaulting Joint Venturer shall have the right to purchase the Defaulting Joint Venturer's interest for an amount equal to the Defaulting Joint Venturer's capital investment in the Joint Venture, which shall include capital contributions, if any, and loans if any. The net capital investment shall be repaid as a first priority distribution from the Joint Venture as net cash becomes available for distribution. From and after the date of purchase of the Joint Venture Interest, the Defaulting Joint Venturer shall have no interest whatsoever in the profits, losses, and/or cash flow of the Joint Venture.

    For purposes of this agreement, the term "force majeure" shall mean (i) strikes, labor unrest, or labor difficulties; (ii) unavailability of materials or supplies; (iii) governmental laws, ordinances, rules, or regulations; (iv) civil unrest; (v) natural disasters or Acts of God; or (vi) other causes of similar nature not within the control of such Joint Venturer, then performance of such act or completion of such work shall be excused for the period of delay and the period allowed for such performance of completion shall be extended for a period equivalent to the period of such delay. In no event will delay in performance or completion reasonably resulting from force majeure give use to, or entitle any Joint Venturer to exercise, any rights which would otherwise be exercisable hereunder in the event of such failure of performance or completion.

    SECTION 12 - Representations. The parties hereto specifically warrant, covenant and represent as follows:

    A. They are duly organized, validly existing, and in good standing as proper business entities under the laws of their state of organization, as described in the first paragraph of this Agreement;

    B. All actions required to authorize the officers or partners of the parties to execute and deliver this Joint Venture Agreement and to perform their obligations hereunder have been taken;

    C. They are institutions organized to enter into real estate transactions. They have participated in other real estate development activities, have extensive knowledge and experience in financial and business matters, and have thoroughly analyzed their involvement in the Joint Venture; and

    D. They intend to fully exercise all of their management rights contained herein.

    SECTION 13 - Non-Encumbrance of Interest. No party shall pledge, sell, transfer, convey, or hypothecate its interest in

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this Joint Venture in any manner whatsoever, directly or indirectly, nor make such interest subject to any lien or security interest. Oriole shall not sell any stock or other equity interest in Oriole Subsidiary. Any such purported pledge, sale, transfer, conveyance, encumbrance or hypothecation shall, as between the parties hereto, be of no force and effect, and no other party shall acquire any rights under this agreement by reason of any such pledge, sale, transfer, conveyance, encumbrance or hypothecation.

    In any situation involving a transfer or assignment of the interest of a Joint Venturer, in whole or in part, the Joint Venturer seeking to transfer or assign its interest shall obtain a tax letter opinion from competent tax counsel stating a description of the contemplated transaction and the tax ramifications to the Joint Venture itself, and to each party to the Joint Venture of the proposed transfer or assignment. This opinion shall be furnished to all parties to the Joint Venture at least 25 days prior to the proposed transfer or assignment and shall be obtained and furnished at the cost of the Joint Venturer seeking to transfer or assign its interest. No transfer will be permitted if there are any negative tax aspects to the other Joint Venture parties unless party agrees.

    SECTION 14 - Notices. Any notice to be given to the Joint Venture by any party hereto or by any party thereto to the other party shall be in writing and shall be deemed duly given if and when mailed by United States Registered or Certified Mail, Return Receipt Requested, with proper postage prepaid, at the addresses as follows, or such new address as set forth in a notice, as provided in this paragraph, given by the party changing its address, except that any notice of change of address shall not be effective until received.

    All notices to be given to Regency shall be sent to:

                                      Edward C. Jensen, President
                                      Regency Development, Inc.
                                      2826 University Drive
                                      Coral Springs, Florida  33065

    with a copy to:   Gillespie & Allison, P.A.
                                      1515 So. Federal Highway, Suite 300
                                      Boca Raton, Florida  33432
                                      Attn: R. Bowen Gillespie III
    All notices to be given to Oriole Subsidiary shall be sent to:

                                      Richard D. Levy, Chief Executive
                                      Officer Oriole Homes Corp.
                                      1690 S. Congress Blvd.
                                      Delray Beach, Florida  33445

                                                and

    with a copy to:                   Fine Jacobson Schwartz Nash & Block
                                      Suite 3600
                                      100 S.E. 2nd Street
                                      Miami, Florida  33131
                                      Attn:  George R. Richards

    SECTION 15 - Warranty Provisions. The parties agree to procure the necessary insured warranty program covering dwelling units to provide warranty coverage for the warranties imposed by law, after termination of the Joint Venture or, in the alternative, to provide out of the funds of the Joint Venture at termination, a contingency reserve fund of sufficient amount and duration to provide such warranty coverage.

    SECTION 16 - Waiver of Right to Participation. Each party waives any right which it may have to require partition of any property which may be owned by the Joint Venture at any time hereafter. The rights of the parties to require a disposal of the Joint Venture property or of their interest in the Joint Venture are only those provided for herein.

    SECTION 17 - Attorneys' Fees. Should litigation be brought by either party against the other with reference to the terms of this Joint Venture Agreement, the prevailing party in such litigation shall be entitled to receive as part of the judgment, reasonably incurred costs, including attorneys' fees for the court of original jurisdiction and for any courts of appeal which adjudicate said cause.

    SECTION 18 - Indemnification. Each Joint Venturer shall be indemnified by the other and held harmless against and from all claims, demands, actions, and rights of action which shall or may arise by virtue of any acts taken in good faith on behalf, or for the benefit, of the Joint Venture, or anything done or omitted to be done by the other (through or by agents, employees, or other representatives) in good faith provided the other shall be promptly notified of the existence of the claim, demand, action, or right of action and shall be given reasonable opportunity to participate in the defense thereof. Such indemnification shall specifically include reasonable attorneys' fees.

    SECTION 19 - Miscellaneous.

    A. Entire Agreement. This Agreement represents the entire agreement between the parties with respect to their association in this Joint Venture. All prior agreements and understandings with respect thereto are merged in this Agreement.

    B.   Modification of this Agreement.  This
Agreement may not be changed or terminated orally, but only by an instrument in writing duly executed by the parties hereto.

    C.   Agreement Binding on Successors and Assigns.
This Agreement shall be binding upon the parties hereto and their successors and assigns, however, neither party hereto shall assign its interest hereunder, nor shall Regency transfer, sell, or convey any of its capital stock, or Oriole Subsidiary transfer, sell, or convey any of its partnership interests, directly or indirectly, without complying with the terms of this Agreement, except as provided in Section 13 hereof.

    D.   Law Governing.  This Agreement shall be governed by the laws of the State of Florida.

    E. Headings. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, define or limit the scope, intent or interpretation of this Agreement or any provision hereof.

    F. Other Business. The Joint Venturers may engage in one or more businesses other than that required by this Agreement and may develop and acquire other property for their own account or jointly with other parties and pursue businesses similar to and in direct competition with the business of this Joint Venture. The Joint Venturers acknowledge that this association is not an exclusive engagement but is limited to the terms and relationships delineated herein.

    G. Counterparts. This Joint Venture Agreement may be executed in any number of counterparts, each of which shall constitute but one and the same document.

                                        REGENCY DEVELOPMENT, INC.


                                        By:----------------------------
                                           Edward C. Jensen, President

                                        ORIOLE JOINT VENTURE, LIMITED,
                                        a Florida limited partnership
                                        By: Oriole Limited, Inc.,
                                        General Partner


                                        -------------------------------
                                        Richard D. Levy, Chairman and
                                        Chief Executive Officer





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